EXHIBIT 99.1

NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY NAMES JANET GURWITCH AND EDWIN HOLMAN TO BOARD OF DIRECTORS

MONROE, MI.  January 20, 2010—La-Z-Boy Incorporated (NYSE: LZB) today announced that Janet Gurwitch and Edwin J. Holman have been named to its Board of Directors.  The appointments expand the company’s Board temporarily to 13 members until August 2010, when two long-term directors, Rocque E. Lipford (71) and Jack L. Thompson (70), will no longer be eligible for re-election to the Board under the company’s governance guidelines.  With combined Board service of more than 40 years, Lipford and Thompson will retire upon the completion of their current three-year terms.

Gurwitch, (57), is the Chairman of Gurwitch Consulting Group LLC.  She was the co-founder of Laura Mercier Cosmetics, a leading global brand of high-end niche cosmetics, which she and her partner, Neiman Marcus, later sold to Amway.  Prior to founding Laura Mercier Cosmetics, Gurwitch was an Executive Vice President of Neiman Marcus responsible for $2 billion in sales.  Gurwitch began her career in retailing at Foley’s Department store, where she rose to the position of Senior Vice President of Merchandising.

Holman, (63), has spent his entire career in the retail arena, working for many well-known companies.  He is currently the Chairman of The Pantry, Inc., a Nasdaq-listed company and the leading independently operated convenience store chain in the southeastern U.S. Previously, Holman was the Chairman and Chief Executive Officer of Macy’s Central, a division of Macy’s Inc.  He was also the Chairman and Chief Executive Officer of Galyans Trading Company, which operated a chain of sporting goods and outdoor stores, and, prior to that, was the President and Chief Operating Officer of Bloomingdales, a division of Federated Department Stores.

James W. Johnston, Chairman of La-Z-Boy Incorporated, said, “We are delighted Janet and Edwin have joined our Board of Directors.  They are both high-caliber, seasoned retail executives and will bring significant expertise and perspective to our company as we continue to pursue our integrated retail strategy.  Additionally, succession planning remains of paramount importance to La-Z-Boy Incorporated and, with two members of our Board retiring in August, bringing in Janet and Edwin at this time will ensure a smooth transition.”

Kurt Darrow, President and Chief Executive Officer of La-Z-Boy, said, “Both Janet and Edwin are welcome additions to our Board and they will undoubtedly make a significant contribution to our company during a time of industry transition.  In addition to Janet’s long history in retailing, her expertise in consumer products, marketing and growing brands uniquely positions her to provide insight into our consumer base and the fashion component of furniture purchases.  At the same time, Edwin brings a wealth of experience from a career spanning more than 30 years in retailing.  He has a proven track record of growing retail businesses and understands the dynamics of the marketplace.”

Gurwitch holds a Bachelors of Science degree from the University of Alabama.  She is a board member of both the University of Texas Health Science Center and Castanea Partners, a private equity investment firm.  Holman holds both an MBA and a Bachelor of Science degree from Rockhurst University.   Previously, he was a director of Office Max and Circle International Group.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at http://www.la-z-boy.com/about/InvestorRelations/sec_filings.aspx.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:

http://www.la-z-boy.com/about/investorRelations/IR_email_alerts.aspx.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery Group companies are Bauhaus, England and La-Z-Boy. The La-Z-Boy Casegoods Group companies are American Drew/Lea, Hammary and Kincaid.

The corporation’s proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 311 stand-alone La-Z-Boy Furniture Galleries® stores and 487 independent Comfort Studios®, in addition to in-store gallery programs at the company’s Kincaid, England and Lea operating units. According to industry trade publication In Furniture, the La-Z-Boy Furniture Galleries retail network is North America’s largest single-brand furniture retailer. Additional information is available at http://www.la-z-boy.com/.